Exhibit 99.7

Unaudited pro forma condensed combined financial data

FERRELLGAS, L.P.
PRO FORMA FINANCIAL INFORMATION
(UNAUDITED)

The following Unaudited Pro Forma Combined Condensed Financial Statements (“pro forma financial statements”) give effect to the proposed acquisition by Ferrellgas Partners, L.P. and subsequent contribution to Ferrellgas, L.P. (“Ferrellgas”) of Bridger Logistics (“Bridger”) and the related financings reflected in this offering memorandum among other adjustments.  For purposes of preparing this information, the financings are assumed to be comprised of an equity issuance of approximately $275 million to the seller, assumed net proceeds of a public offering by Ferrellgas Partners, L.P. of its common units of $150 million, a combined capital contribution to Ferrellgas Partners, L.P. and Ferrellgas from its general partner of $8.7 million, new indebtedness of approximately $400 million and a revolving credit facility borrowing of approximately $32.5 million.  The pro forma financial statements of Ferrellgas, L.P. have been prepared for illustrative purposes only. The pro forma information is not necessarily indicative of what the combined company’s consolidated financial position or results of operations actually would have been had the transactions been completed as of the dates indicated. In addition, the unaudited pro forma combined condensed financial information does not purport to project the future financial position or operating results of the combined company. The pro forma adjustments are based on the information available at the time of the preparation of these pro forma financial statements.

The historical financial information of Ferrellgas and Bridger set forth below has been derived from (and should be read in connection with):

•                                          the condensed consolidated balance sheet of Ferrellgas, L.P. as of January 31, 2015 (unaudited) included in Ferrellgas’ Form 10-Q for the quarterly period then ended and the audited consolidated statement of earnings for the year ended July 31, 2014 included in Ferrellgas, L.P. Form 10-K for the fiscal year then ended;

•                                          the condensed consolidated statement of earnings of Ferrellgas, L.P. for the six months ended January 31, 2015 (unaudited) included in Ferrellgas, L.P.’s Form 10-Q for the quarterly period ended January 31, 2015; and

•                                          the audited balance sheet of Bridger as of December 31, 2014 and the statements of operations for Bridger included in Ferrellgas, L.P.’s Form 8-K filed June 1, 2015.

Ferrellgas’ acquisition of Bridger (“Bridger acquisition”) will be accounted for in accordance with the acquisition method of accounting and the regulations of the Securities and Exchange Commission. The Unaudited Pro Forma Combined Condensed Statements of Earnings (“pro forma statements of earnings”) for the year ended July 31, 2014 and six months ended January 31, 2015 give effect to the Bridger acquisition as if it were completed on August 1, 2013. The Unaudited Pro Forma Combined Condensed Balance Sheets (“pro forma balance sheets”) as of January 31, 2015 give effect to the Bridger acquisition as if it were completed on that date. These unaudited pro forma financial statements should be read in conjunction with the accompanying notes.

Ferrellgas’ fiscal year ends on July 31 whereas Bridger’s fiscal year ends on December 31. Due to this difference in fiscal year end dates, the unaudited pro forma combined condensed statement of earnings for the year-ended July 31, 2014 will include Ferrellgas’ year ended July 31, 2014 and Bridger’s twelve months ended June 30, 2014. To calculate the Bridger twelve months ended June 30, 2014, the results of Bridger for the six months ended December 31, 2013 were determined using the results of the twelve months ended December 31, 2013 less the results of the six months ended June 30, 2013 and adding the results for the six months ended June 30, 2014 for inclusion in the pro forma statement of earnings for the fiscal year ended July 31, 2014. The pro forma statement of earnings for the six months ended January 31, 2015 will include Ferrellgas’ six months ended January 31, 2015 and Bridger’s six months ended December 31, 2014. To calculate the Bridger six months ended December 31, 2014, the results of Bridger for the six months ended December 31, 2014 were determined using the results from the twelve months ended December 31, 2014 less the results from the six months ended June 30, 2014 to be included in the pro forma statement of earnings for the six months ended January 31, 2015.

The historical consolidated financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are:

•                                          directly attributable to the Bridger acquisition (inclusive of the issuance of $275.0 million of Ferrell Partners, L.P. common units directly to the seller);

•                                          factually supportable; and

•                                          with respect to the unaudited pro forma combined condensed statements of earnings, expected to have a continuing impact on the combined results of Ferrellgas and Bridger.

The unaudited pro forma combined condensed financial statements do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies or restructuring that could result from the Bridger acquisition.

Assumptions and estimates underlying the unaudited pro forma combined condensed adjustments are described in the accompanying notes, which should be read in connection with the pro forma financial statements. Since the unaudited pro forma combined condensed financial statements have been prepared in advance of the close of the Bridger acquisition, the final amounts recorded upon closing may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed and additional information available at the time of closing.

Ferrellgas’ management believes that its assumptions provide a reasonable basis for presenting all of the significant effects of the Bridger acquisition and that the pro forma adjustments give appropriate effect to those assumptions that are applied in the pro forma financial statements. Certain amounts in Bridger’s historical balance sheets and statements of income have been reclassified to conform to Ferrellgas’ presentation in these unaudited pro forma combined condensed financial statements.

FERRELLGAS, L.P. and BRIDGER

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

As of January 31, 2015

(in thousands, except unit data)

		Bridger Logistics	Pro Forma Adjustments Relating to Bridger		Pro Forma Adjustments Relating to Financing and Equity		Pro Forma
	Ferrellgas, L.P.	L.L.C. (1)	Acquisition	Note 4	Offering	Note 4	Combined

ASSETS
Current assets:
Cash and cash equivalents	$12,164	$7,957	$(582,457)	(E)	$583,174	(G)	$20,838
Accounts and notes receivable, net	273,645	51,287					324,932
Inventories	132,273	0					132,273
Prepaid expenses and other current assets	66,572	20,528					87,100
Current assets	484,654	79,772	(582,457)		583,174		565,143
Property, plant and equipment	611,008	318,995		(K)			930,003
Goodwill	285,617	0	257,867	(D)			543,484
Intangible assets	308,132	6,488	251,142	(L)			565,762
Other assets, net	55,171	1,928			8,000	(I)	65,099
Total assets	$1,744,582	$407,183	$(73,448)		$591,174		$2,669,491

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$101,191	$52,515					$153,706
Other current liabilities	141,957	14,202					156,159
Current portion of long-term debt	3,663	65,920	(65,920)	(J)			3,663
Collateralized note payable	175,000	—					175,000
Short-term borrowings	67,431	—					67,431
Current liabilities	489,242	132,637	(65,920)		—		555,959
Long-term debt	1,161,463	217,810	(217,810)	(J)	432,500	(I)	1,593,963
Other liabilities	40,360	4,018	—		—		44,378
Contingencies and commitments	—	—	—		—

Members’ equity	—	52,718	(52,718)	(H)			—

Partners’ capital:
Limited partner	98,845	—	263,121	(E)	154,293	(F)	516,259
General partner	1,009	—	(121)	(E)	4,381	(F)	5,269
Accumulated other comprehensive loss	(46,337)	—			—		(46,337)
Total partners’ capital	53,517	—	263,000	(E)	158,674	(F)	475,191
Total liabilities and partners’ capital	$1,744,582	$407,183	$(73,448)		$591,174		$2,669,491

(1) Bridger Logistics, LLC amounts are as of December 31, 2014.

See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

FERRELLGAS, L.P. AND BRIDGER

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS

FOR THE SIX MONTHS ENDED JANUARY 31, 2015

(in thousands, except unit data)

	Ferrellgas, L.P.	Bridger Logistics L.L.C. (1)	Acquisition Pro Forma Adjustments	Note 4	Financing Pro Forma Adjustments	Note 4	Pro Forma Combined
Revenues:
Propane and other gas liquids sales	$955,228						$955,228
Other	154,100	170,512					324,612
Total revenues	1,109,328	170,512	—		—		1,279,840

Costs and expenses:
Cost of product sold - propane and other gas liquids sales	595,506						595,506
Cost of product sold - other	94,150	110,044					204,194
Operating expense	213,645	16,180					229,825
Depreciation and amortization expense	47,252	11,665	17,503	(C)			76,420
General and administrative expense	34,267	5,965					40,232
Equipment lease expense	11,327						11,327
Non-cash employee stock ownership plan compensation charge	8,162						8,162
Loss on disposal of assets	2,375						2,375

Operating income	102,644	26,658	(17,503)		—		111,799
Interest expense	(40,219)	(5,593)	5,593	(B)	(14,069)	(A)	(54,288)
Other income (expense), net	(627)	(86)					(713)

Earnings before income taxes	61,798	20,979	(11,910)		(14,069)		56,798
Income tax expense	526	(162)					364

Net earnings	$61,272	$21,141	$(11,910)		$(14,069)		$56,434

(1) Bridger Logistics, LLC amounts are for the six month period ended December 31, 2014.

See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

FERRELLGAS, L.P. AND BRIDGER

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS

FOR THE TWELVE MONTHS ENDED JULY 31, 2014

(in thousands, except unit data)

	Ferrellgas, L.P.	Bridger Logistics L.L.C. (1)	Acquisition Pro Forma Adjustments	Note 4	Financing Pro Forma Adjustments	Note 4	Pro Forma Combined

Revenues:
Propane and other gas liquids sales	$2,147,343	$—					$2,147,343
Other	258,517	177,820					436,337
Total revenues	2,405,860	177,820	—		—		2,583,680

Costs and expenses:
Cost of product sold - propane and other gas liquids sales	1,456,388						1,456,388
Cost of product sold — other	158,152	116,501					274,653
Operating expense	451,551	14,808					466,359
Depreciation and amortization expense	84,202	13,791	35,005	(O)			132,998
General and administrative expense	65,156	7,005					72,161
Equipment lease expense	17,745						17,745
Non-cash employee stock ownership plan compensation charge	21,789						21,789
Loss on disposal of assets	6,486						6,486

Operating income	144,391	25,715	(35,005)		—		135,101

Interest expense	(70,332)	(5,180)	5,180	(N)	(28,138)	(M)	(98,470)
Loss on extinguishment of debt	(21,202)	—					(21,202)
Other income (expense), net	(479)	47					(432)

Earnings before income taxes	52,378	20,582	(29,825)		(28,138)		14,997

Income tax expense	2,471	530					3,001

Net earnings	$49,907	$20,052	$(29,825)		$(28,138)		$11,996

(1) Bridger Logistics, LLC amounts are for the fiscal year ended June 30, 2014.

See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

1.    Basis of Pro Forma Presentation

The unaudited pro forma combined condensed financial information was prepared using the purchase method of accounting and was based on the historical consolidated financial statements of Ferrellgas Partners, L.P. (“Ferrellgas” or the “Company”) and Bridger Logistics (“Bridger”) after giving effect to Ferrellgas contemplated Acquisition of Bridger and related financing arrangements. All pro forma statements use Ferrellgas’ period end date.

The allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based on preliminary estimates of the fair value of assets acquired and liabilities assumed. Ferrellgas expects the purchase price allocation to be completed upon the finalization of the related valuations. The final valuations may be materially different from the preliminary valuations. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the Acquisition is completed and after completion of a final analysis to determine the fair values of the tangible assets, identifiable intangible assets, and liabilities as of the date the Acquisition is complete. Accordingly, the final purchase accounting adjustments may be materially different from the pro forma adjustments presented in the unaudited pro forma condensed combined financial statements. Increases or decreases in the fair value of the net assets may change the amount of the purchase price allocated to goodwill and other assets and liabilities. This may impact the unaudited pro forma condensed combined statements of operations due to an increase or decrease in the amount of amortization or depreciation of the adjusted assets.

The acquisition method of accounting is based on Accounting Standards Codification, ASC, Topic 805, “Business Combinations,” and uses the fair value concepts defined in ASC Subtopic 820-10, “Fair Value Measurement.” ASC Topic 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the Acquisition date.

ASC Subtopic 820-10 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC Subtopic 820-10 as ‘‘the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Ferrellgas may be required to record assets that are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Ferrellgas’ intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded as of the completion of the Acquisition, at their respective fair values and consolidated with those of Ferrellgas. Financial statements and reported results of operations of Ferrellgas issued after completion of the Acquisition will reflect these values. Periods prior to completion of the Acquisition will not be retroactively restated to reflect the historical financial position or results of operations of Bridger.

Under ASC Subtopic 805-10, transaction costs (e.g., advisory, legal, valuation, other professional fees) and certain restructuring charges impacting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total transaction costs expected to be incurred by Ferrellgas are estimated to be $20 million.

2.    Description of the Transaction

On May 29, 2015, Ferrellgas Partners, L.P. entered into a purchase and sale agreement with the sole member (“seller”) of Bridger pursuant to which it will acquire all of the outstanding membership interests in Bridger and its subsidiaries upon the terms and subject to the conditions set forth in the purchase and sale agreement.  After the closing of the Bridger Logistics Acquisition, Bridger Logistics will be Ferrellgas, L.P.’s wholly owned subsidiary.  The cash consideration for the Bridger Logistics Acquisition is comprised of $562.5 million in cash, subject to certain post-closing adjustments for working capital, indebtedness, and transaction expenses, and 11.2 million Ferrellgas Partners, L.P. common units.  As detailed in the purchase and sale agreement, the purchase price will be adjusted based upon Bridger’s net assets on the date immediately prior to the closing date. This purchase price adjustment is to be determined and agreed to after closing, subject to a review period. Accordingly, no purchase price adjustment has been reflected in these pro forma financial statements.

The purchase and sale agreement contains customary representations and warranties, covenants and agreements.  The purchase and sale agreement also contains customary termination rights for both parties.  The Bridger Logistics Acquisition is expected to close in July, 2015, subject to satisfaction or waiver of customary closing conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.  The Company’s obligation to close the Bridger Logistics Acquisition is not subject to any condition related to the availability of financing.

3.    Financing of the Transaction

These pro forma financial statements reflect Ferrellgas, L.P.’s ultimate acquisition of Bridger upon its contribution of Bridger’s member interest from Ferrellgas Partners through a combination of the cash proceeds from the issuance of approximately $400 million of senior notes, net cash proceeds of approximately $150 million from the issuance of common units of Ferrellgas Partners, L.P. (“equity offering”), the issuance of 11.2 million common units of Ferrellgas Partners, L.P. directly to the seller, a combined capital contribution of the general partner to Ferrellgas Partners, L.P. and Ferrellgas, L.P. of $8.7 million in addition to approximately $32.5 million in borrowings from our secured credit facility, as reflected in the preliminary prospectus supplement filed by Ferrellgas Partners, L.P. on June 1, 2015.  All associated fees related to the acquisition of Bridger and the issuance of long term debt and equity have been reflected in the pro forma financial statements.

4.    Adjustments to Unaudited Pro Forma Combined Condensed Financial Statements

The historical consolidated financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are:

•                                          directly attributable to the Bridger acquisition (inclusive of the issuance of $275.0 million of Ferrellgas Partners, L.P. common units directly to the seller);

•                                          factually supportable; and

•                                          with respect to the statements of income, expected to have a continuing impact on the combined results of Ferrellgas, L.P. and Bridger.

The pro forma financial statements do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies or restructuring that could result from the Bridger acquisition. Further, the pro forma financial statements do not reflect the effect of any regulatory actions that may impact the pro forma financial statements when the Bridger acquisition is completed.

The pro forma adjustments included in the unaudited pro forma combined condensed financial statements are as follows:

Unaudited Pro Forma Combined Condensed Statement of Earnings for the Six Months Ended January 31, 2015

(A)                         Reflects an increase in interest expense related to the issuance of $400.0 million of debt financing, inclusive of all fees and an increase in interest expense related to the additional borrowing of $32.5 million from our secured credit facility at an estimated interest rate of 3.5% and the amortization of debt issuance costs. A 1/8% change in the interest rate would result in an increase or decrease in interest expense of $0.3 million for the six-month period.

(B)                         Reflects the elimination of Bridger interest expense related to the removal of Bridger debt, which Ferrellgas, L.P. will not assume.

(C)                         Reflects the elimination of Bridger amortization expense related to the removal of Bridger intangible assets, replaced with the amortization expense related to acquired intangible assets.

Elimination of Bridger amortization expense for intangible assets	$(314)
Amortization expense related to acquired intangible assets	17,817
Net change to amortization expense	$17,503

Unaudited Pro Forma Combined Condensed Balance Sheet as of January 31, 2015

(D)                         Reflects the estimated purchase price in excess of fair value.

Purchase price	$837,500
Lees: step-up in basis for Intangible Assets acquired (see note (L))	(251,142)
Less: book value of Bridger net assets (see note (H))	(52,718)
Excess consideration transferred over net book value of assets acquired	$533,640
Adjustments related to:
Pro forma adjustment for cash retained by sellers (see note (E))	7,957
Pro forma adjustment to current portion of long-term debt retained by sellers	(65,920)
Pro forma adjustment to long-term debt retained by sellers	(217,810)
Adjustment to Pro forma goodwill	$257,867

(E)                          Reflects the net change to cash if the acquisition had occurred on January 31, 2015.

Purchase price	$(837,500)
Less common units issued directly to sellers	275,000
Acquisition transaction expenses	(12,000)
Cash retained by sellers	(7,957)
Net change to cash	$(582,457)

(F)                           Reflects the contribution of cash and assets from Ferrellgas Partners and Ferrellgas, Inc.

Contribution of cash from Ferrellgas Partners	$154,293
Contribution of cash from Ferrellgas, Inc.	4,381
Contributions of cash and assets from partners	$158,674

(G)                         Reflects the use of proceeds from the debt and equity financing. Total estimated $14.0 million fees expected.

Contribution of cash from Ferrellgas Partners (see note (F))	$154,293
Contribution of cash from Ferrellgas, Inc. (see note (F))	4,381
Assumed debt proceeds (net of assumed offering expenses) - (see note (I))	424,500
Net cash used	$583,174

(H)                        Reflects the elimination of Bridger stockholder’s equity accounts of $52.7 million.

(I)                             Reflects the assumed issance of debt financing of $400.0 million of senior notes, $32.5 million from the secured credit facility.  Capitalized debt issuance costs are included in Other Assets.  A $1.00 per common unit increase (decrease) in the assumed offering price of $24.71 per common unit would increase (decrease) the net proceeds to the Company by $6.5 million, which in the case of a decrease, would be funded with cash on hand or borrowings under the secured credit facility, and in the case of an increase, would reduce the amount borrowed under the secured credit facility.

(J)                             Reflects the removal of Bridger debt, which Ferrellgas, L.P. did not assume.

(K)                        Considering the age, condition and nature of the fixed assets, we have preliminarily determined that the fair value approximates the net book value and, therefore, we have included no change in basis for fixed assets.

(L)                          Reflects pro forma adjustment to record intangible assets at estimated fair value as follows:

Allocation of purchase price to customer relationships and noncompete agreements	$247,428
Allocation of purchase price to non-amortizable trademarks and tradenames	10,202
Eliminate historical cost of Bridger intangible assets relationships	(6,488)
$251,142

Customer relationships are expected to be amortized on a straight line basis over a period of 7 years and noncompete agreements are to be amortized on a straight line basis over a period of 5 years.

Unaudited Pro Forma Combined Condensed Statement of Earnings for the Fiscal Year Ended July 31, 2014

(M)                      Reflects an increase in interest expense related to the issuance of $400.0 million of debt financing, inclusive of all fees based on the terms of the commitment letter and an increase in interest expense related to the additional borrowing of $32.5 million from our secured credit facility at an estimated interest rate of 3.5% and the amortization of debt issuance costs. A 1/8% change in the interest rate would result in an increase or decrease in interest expense of $0.5 million for the twelve-month period.

(N)                         Reflects the elimination of Bridger interest expense related to the removal of Bridger debt, which Ferrellgas, L.P. will not assume.

(O)                         Reflects the elimination of Bridger amortization expense related to the removal of Bridger intangible assets, which will be replaced with acquired intangible assets.

Elimination of Bridger amortization expense for intangible assets	$(628)
Amortization expense related to acquired intangible assets	35,633
Net change to amortization expense	$35,005